Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Inspired Entertainment, Inc. on Form S-8 of our report dated March 15, 2016, with respect to our audits of the consolidated financial statements of Hydra Industries Acquisition Corp., as of December 31, 2015 and for the period from May 30, 2014 (inception) through December 31, 2014 appearing in the Annual Report on Form 10-K of Hydra Industries Acquisition Corp. for the year ended December 31, 2015 filed on March 15, 2016.

/s/ Marcum llp

Marcum llp

New York, New York

July 14, 2017